MAIDENFORM BRANDS, INC. ANNOUNCES REDUCTION IN WORKFORCE AND
UPDATES 2008 SALES AND EARNINGS GUIDANCE

Iselin, New Jersey, January 15, 2009—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced that it will take a charge of $0.03 per share in the fourth quarter of 2008 for a strategic workforce restructuring of 9% of corporate staff.  In connection with this announcement, the Company provided an update on sales and earnings guidance for 2008.

Revised earnings guidance.  Maidenform expects to report full year earnings per share (EPS) of $1.02 to $1.04.  Reported EPS is expected to include $0.06 per share for the start-up investment in the Company’s Donna Karan® and DKNY® businesses, $0.03 per share for the workforce restructuring announced today, and $0.02 per share for one-time costs associated with the voluntary retirement of Maidenform’s previous CEO.  Excluding the fourth quarter 2008 restructuring charge of $0.03, the Company’s revised full year EPS guidance range of $1.05 to $1.07 compares to its previous guidance of $1.17 to $1.21 per share.  The reduced earnings forecast is a direct result of the global economic slowdown and costs associated with the workforce restructuring.  The Company is providing severance payments and outplacement assistance to 24 affected employees.

Maidenform expects to report net sales for 2008 of approximately $413 million, down 2% from $422 million in 2007.  The Company had previously estimated net sales in the range of flat to down 1% from 2007 but these projections and the Company’s gross margin rates were impacted late in the fourth quarter of 2008 by overall weakening consumer demand, and a greater emphasis by our customers to reduce inventories and increase promotional activity in the face of the global economic crisis and challenging market conditions.   Notwithstanding these expected results, the Company ended the 2008 fiscal year with approximately $40 million of cash and net debt of $48 million with no material maturities until 2014.

Maurice S. Reznik, Chief Executive Officer, stated, “The decision to eliminate positions is always a difficult one, but during these unprecedented economic times, we must take every action now to control those things that are within our power, including our overhead costs, inventories and execution against our strategic initiatives.  Despite the macro-economic pressures, we are focused on growing our market–leading shapewear franchises and continued expansion of our products in the mass merchants channel.  We believe these actions, along with our upcoming department and specialty store launches of Donna Karan® and DKNY® and our major, patent pending launch of Total Solution™ products in the first quarter of 2009 leave us well positioned to grow our business and weather this storm.”

DILUTED EARNINGS PER SHARE GAAP TO NON-GAAP RECONCILIATION TABLE
(unaudited)
	Year ended January 3, 2009		Year ended
	Revised Guidance	Previous Guidance	December 29, 2007
Reported diluted earnings per share	$1.02 - $1.04	$1.17 - $1.21	$1.43
Adjustments:
Deferred financing costs (i)	-	-	$0.06
Pension curtailment gain (ii)	-	-	($0.16)
Fourth quarter 2008 restructuring	$0.03	-	-
Start-up costs (iii)	$0.06	$0.06	-
Chief executive officer retirement	$0.02	$0.02	-
Non-GAAP diluted earnings per share	$1.13 - $1.15	$1.25 - $1.29	$1.33

(i)	Expensing deferred financing costs as a result of refinancing the Company's credit facility.
(ii)
Maidenform's pension plan was frozen effective January 1, 2007 for current employee participants and closed to new entrants.  In connection with this freeze the company recognized a non-cash curtailment gain.

(iii)	Start-up costs associated with developing and implementing the world-wide women's intimate apparel license agreement for the Donna Karan® and DKNY® brands.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control ItTM, LulehTM, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates®, Self Expressions® and InspirationsTM. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Financial Officer & Chief Operating Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, the Company is under no obligation to inform you if they do.  Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements:  the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; the sufficiency of cash to fund operations and capital expenditures; and the influence of adverse changes in general economic conditions.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

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